[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

Exhibit 10.66

MANUFACTURING AND SUPPLY AGREEMENT

This AGREEMENT is made effective the 23rd day of August 2002, between TEAMM PHARMACEUTICALS, Inc. a Delaware corporation (“TEAMM”), 3000 Aerial Center Parkway, Suite 110, Morrisville, NC 27560, and KIEL LABORATORIES®, a Georgia corporation (“KIEL”), 2225 Centennial Drive, Gainesville, GA 30504.

Whereas:

A. Background. TEAMM has an interest in selling and marketing PRODUCTS manufactured by KIEL, and wishes for KIEL to enter into an “exclusive manufacturing and supply agreement” (the “Agreement”) for the PRODUCTS shown in Exhibit “A,” attached hereto and collectively called “PRODUCTS” hereafter. The PRODUCTS will sell under the brand names established by TEAMM sold in a TEAMM label and may be trademarked under a TEAMM trademark. The PRODUCTS are to be listed and marketed as DESI drug PRODUCTS as specified by the Food and Drug Administration (“FDA”).

B. Purpose. It is the purpose of this Agreement to define the obligations between KIEL and TEAMM concerning the manufacture and sale of liquid, suspension, or solid forms of the PRODUCTS.

Now, therefore, in consideration of the mutual covenants and agreements to be hereinafter performed and the payments to be hereinafter made, the parties hereto, intending to be legally bound, agree as follows:

1. Manufacture of the PRODUCTS. KIEL shall manufacture the DESI PRODUCTS exclusively for TEAMM and shall supply TEAMM with all its needs and requirements for the PRODUCTS pursuant to the terms and conditions of this Agreement. KIEL hereby expressly represents and warrants to TEAMM that the PRODUCTS shall: (i) comply with the requirements of the Food, Drug and Cosmetics Act (the “Act”); (ii) be pure, wholesome and unadulterated and contain no foreign or deleterious substances and will not be misbranded within the meaning of the Act and regulations issued thereunder, or any state law substantially similar to the Act; (iii) be transportable and storable in the ordinary manner in which similar such PRODUCTS are transported and stored; (iv) conform to all applicable regulations promulgated by any and all governmental and regulatory authorities, including without limitation the FDA, the Federal Trade Commission (“FTC”) and the various federal, state, municipal, territorial and local governmental and regulatory authorities, as well as any customary and accepted practices in the industry (the “Regulations”); (v) and comply with the specifications set forth in Exhibit “A.” TEAMM is responsible for all required filings under the Regulations during the term of this Agreement relating to its storage, distribution and sale of the PRODUCTS, including but not limited to Annual Updates, Adverse Events and Drug Listing requirements. TEAMM is responsible for the non-compliance of the PRODUCTS with the Regulations arising from its acts or omissions after it takes possession thereof from KIEL. During the term of this Agreement, KIEL shall promptly communicate to TEAMM any and all information and/or data learned or obtained by KIEL in performing its duties under this Agreement relating to the PRODUCTS and/or their manufacture which TEAMM may reasonably require to make complete, timely and accurate filings under, and, otherwise comply with, the Regulations.

2. Compensation and Exclusivity.

2.1 Payment for “TRADE” PRODUCTS.

The payment for each shipment of the TRADE PRODUCTS delivered from KIEL to TEAMM hereunder shall be the transfer price as set forth in Exhibit “B” attached hereto. TEAMM shall pay KIEL [*]% of the transfer price for such PRODUCTS delivered hereunder within thirty (30) days from shipment date. The remaining [*]% balance shall be paid as a deferred payment in the month immediately following the month the PRODUCTS are sold. The initial TRADE Purchase Order shall have its own payment terms, as set forth in Section 4 herein.

A. Reporting.

TEAMM shall distribute to KIEL, KIEL’s deferred payment on a monthly basis. Within the first ten days of every month, TEAMM shall supply to KIEL a complete sales report and aging report for the preceding month. With this report, TEAMM shall include KIEL’s deferred payment for the TRADE PRODUCTS that were sold the prior month. KIEL shall have the right to access TEAMM’s and/or its affiliates’ books and records, which relate to the PRODUCTS sold herein solely for the purpose of verifying sales. KIEL may have such access during business hours and upon reasonable prior notice. If any verification shows any under payment, a corrected payment shall be made within thirty days (30) of completion of such verification and submission of the results thereof, with details of the calculations included therein.

2.2 Payment for “SAMPLE” PRODUCTS.

The payment for each shipment of SAMPLE PRODUCTS delivered from KIEL to TEAMM hereunder shall be the transfer price as set forth in Exhibit “C” attached hereto. TEAMM shall pay KIEL the transfer price for such SAMPLE PRODUCTS delivered hereunder within thirty (30) days from shipment date.

2.3 During the term of this Agreement, KIEL shall not sell, distribute any dosage amount of the combination DESI PRODUCT containing both Carbetapentane Tannate/Pseudoephedrine Tannate, or offer to sell, distribute or dispose of the PRODUCTS, to or through any person or entity in North America other than TEAMM. Furthermore, during the term of this Agreement, neither KIEL nor any affiliate of KIEL shall directly or indirectly engage or participate in the sale, promotion, marketing or distribution of the PRODUCTS in North America unless it is in conjunction with TEAMM.

2.4 KIEL shall only manufacture sufficient quantities of the PRODUCTS to meet TEAMM’s anticipated requirements and actual Purchase Orders submitted pursuant to Section 3 hereof.

2.5 So long as KIEL continues to supply TEAMM with the PRODUCTS in a timely manner in accordance with all the terms and conditions of this Agreement, TEAMM agrees to purchase all its requirements for the PRODUCTS from KIEL during the term of this Agreement.

2.6 The purchase price for each TRADE PRODUCT specified in Exhibit “B” and SAMPLE PRODUCT specified in Exhibit “C,” shall not be subject to increase by KIEL for any reason whatsoever for a period of one (1) year following the date of execution of this contract. Thereafter, KIEL may from time-to-time, (but no more than once during any consecutive 360-day period) increase TEAMM’s purchase price of PRODUCTS, but only by the same amount that KIEL’s per unit cost of producing such PRODUCT increases as a result of any actual increase in any one or more of the following: (i) increase in KIEL’s raw material costs; (ii) increase in KIEL’s non-raw material cost, including packaging and direct labor increases; and/or (iii) increase in KIEL’s cost due to changing requirements for compliance with FDA or other regulatory standards. Any such permitted PRODUCT’S price increase shall only be effective with a thirty (30) day written notice to TEAMM, and such notice shall also include information and/or data detailing the reasons for such increase in KIEL’s manufacturing cost.

3. Purchase Orders.

3.1 All orders for PRODUCTS shall be submitted to KIEL by a TEAMM “Purchase Order.” A Purchase Order shall be sent to KIEL in writing, and shall be deemed to have been received by KIEL when KIEL confirms its receipt in writing. Each Purchase Order (after the initial PRODUCTS’ Purchase Order found in Section 4 herein) shall specify a delivery date, which is at least sixty days (60) after the Purchase Order date.

3.2 KIEL shall use commercially reasonable efforts to manufacture and deliver the PRODUCTS at the times and in the amounts specified in each TEAMM Purchase Order, and to promptly notify TEAMM (as specified below) of any prospective inability to deliver all or any part of any Purchase Order in accordance with the terms of the Purchase Order. A Purchase Order shall be deemed to be timely filled when delivered in a conforming manner as prescribed in this Agreement. In the event of any inability by KIEL to fill all or any portion of a Purchase Order within the time period(s) specified in the order, KIEL shall notify TEAMM within twenty (20) days after the Purchase Order is received, specifying the reasons for the delay, the portion of the order that KIEL can timely fill, and when the remaining portion of such order will be filled. In such event, TEAMM shall respond to KIEL’s notice within fifteen (15) days, and shall have the right to cancel the portion of the order, which KIEL notifies TEAMM that it cannot timely fill. TEAMM may, at its option and without waiver of any rights, take delivery of that portion of the order that KIEL can fill, or may require KIEL to defer delivery until such time as the Purchase Order shall be filled in full. Notwithstanding the foregoing, KIEL shall not be obligated to promptly fill any Purchase Order which would require it to manufacture PRODUCTS in amounts less than specified in Exhibit “D” and may defer manufacture until such time as Purchase Orders have been received to aggregate such minimum quantity.

3.3 TEAMM shall provide KIEL a quarterly moving demand forecast for four quarters, sixty (60) days before the next quarter to be used for planning purposes by KIEL.

3.4 Once KIEL has accepted and acknowledged a Purchase Order, including in the acknowledgment a proposed shipment date, the Purchase Order may not be cancelled within twenty (20) days of the planned shipment date. TEAMM may only re-schedule the shipment date, but not more than ninety (90) days from the original shipment date, within that twenty (20) day period. If the Purchase Order is cancelled within twenty (20) days to sixty (60) days of the planned shipment date, only the cost of materials shall be owed for which KIEL shall provide documentation. If the Purchase Order is cancelled more than sixty (60) days from the planned shipment date, there shall be no cost owed.

3.5 Unless otherwise specified in the Purchase Order, all units of the PRODUCTS ordered by and shipped to TEAMM shall be delivered to TEAMM at TEAMM’s cost to TEAMM’s warehouse receiving dock at the address specified in Section 12 of this Agreement; or at such other place as shall be designated by TEAMM to KIEL in writing. KIEL and TEAMM hereby agree that title to, and the risk of loss or theft, damage or destruction to, the PRODUCTS shall pass and shift to TEAMM upon due tender by KIEL to the shipper that TEAMM designates, of conforming items of the PRODUCTS in the manner provided in this Section and otherwise by this Agreement.

3.6 Payment by TEAMM shall be due as specified in Section 2. Interest charges at a rate not to exceed one and one-half percent (1-1/2%) per month may be added to the balance of any payment remaining unpaid more than thirty (30) days following the due date. If TEAMM is past due on any payments owed, KIEL will not be required to accept any Purchase Orders or produce or ship PRODUCTS, and may demand full transfer price payment for any new Purchase Order while past due payments are owed.

3.7 TEAMM shall have an initial credit level of $[*]. At anytime the cumulative value of credit based upon open invoices and/or Purchase Orders is greater than $[*], KIEL will notify TEAMM of such credit issue and TEAMM shall make payment within fifteen (15) days of KIEL’s notice in an amount necessary to reduce the credit limit to $[*]. The credit limit will be periodically reviewed.

3.8 In the event the specific terms of any Purchase Order and the terms of this Agreement shall conflict, this Agreement shall prevail and control, unless the party to be bound by the conflicting terms of the Purchase Order expressly accepts or agrees to such conflicting terms in a signed writing.

3.9 KIEL will provide TEAMM with a $[*] per quarter, or $[*] per trade bottle purchased (which ever is the least per quarter), marketing service fee, to be applied toward the branding promotion of the TCT technology. TEAMM will promote the KIEL TCT technology as part of its promotional message in differentiating the products listed in exhibit A. KIEL and TEAMM will coordinate marketing efforts with regards to promotion of the TCT technology through an assigned individual within each company.

4. Initial Purchase Orders

The initial PRODUCTS’ Purchase Orders are shown in Exhibit “E” attached hereto. The payment for this Purchase Order shall be submitted to KIEL for TRADE PRODUCTS as follows: [*]% of the balance due within five (5) days from the date of executing this Agreement, and the [*]% balance due within five (5) days of delivery of the finished goods to TEAMM’s designated warehouse. For SAMPLE PRODUCTS: [*]% of the balance due within five (5) days of executing this agreement, and the [*]% balance due within five (5) days of delivery of the SAMPLE PRODUCTS to TEAMM’s warehouse. The initial Purchase Order shall ship in November, 2002. If KIEL does not ship the initial Purchase Order by December 20, 2002, solely due to KIEL’s fault, TEAMM shall have the option to extend the shipment time, or have returned the deposit submitted with this Agreement.

5. Quality, Inspection and Recall

5.1 KIEL agrees that all precautions necessary, reasonable and customary in the industry shall be taken to ensure the quality, safety and fitness of the PRODUCTS. Accordingly, KIEL shall cause the PRODUCTS to be tested, packaged, labeled and handled in a manner consistent with the practices in the industry and the Regulations, taking all due, necessary and commercially reasonable measures to protect the quality of the PRODUCTS.

5.2 TEAMM shall within ten (10) business days inspect all the units of PRODUCTS shipped to TEAMM by KIEL and report to KIEL in writing any nonconforming PRODUCTS. KIEL will, at its option, instruct TEAMM to return to KIEL said PRODUCTS or destroy said PRODUCTS. TEAMM will, at its option, instruct KIEL to replace nonconforming units of PRODUCTS with PRODUCTS of like kind or elect to maintain PRODUCTS inventory in its reduced state.

5.3 KIEL or TEAMM may, from time to time, initiate a recall of PRODUCTS subsequent to shipment to TEAMM in the event that (i) any government authority issues a request, directive or order that units or lots of the PRODUCTS be recalled; (ii) a court of competent jurisdiction orders such a recall; or (iii) KIEL and/or TEAMM reasonably determine after mutual consultation that units of the PRODUCTS should be recalled (such event being referred to herein as a “Recall”). In the event of a Recall, the parties shall take all appropriate corrective actions. In the event that such a Recall results from the breach of KIEL’s obligations or warranties under this Agreement, KIEL’s defective manufacture of items of the PRODUCTS or other fault of KIEL, KIEL shall be responsible for the costs and expenses directly arising from the Recall, including without limitation, all costs, expenses, damages, and liabilities incurred by TEAMM as a result of such Recall. In the event such Recall results from the breach of TEAMM’s obligations or warranties under this Agreement or other fault of TEAMM, TEAMM shall be responsible for the expenses directly arising from the Recall, including without limitation, all costs, expenses, damages, and liabilities incurred by TEAMM as a result of such Recall. If any units or lots of the PRODUCTS subject to a Recall have been distributed to customers, TEAMM and KIEL shall cooperate in notifying customers who have received such items and in providing such customers with instructions for handling the Recall.

6. Certain Obligations of the Parties

6.1 TEAMM agrees during the term of this Agreement to continuously without interruption, market, promote the sale of, and distribute the PRODUCTS, and shall quarterly forward to KIEL all promotional and sales material applicable to the PRODUCTS. TEAMM shall also (i) maintain an adequate warehouse, distribution facilities and personnel to provide reasonable distribution; (ii) secure and maintain all necessary licenses and permits required to operate and maintain TEAMM’s business; (iii) comply in all material respects with all statutes, laws and regulations of all federal, state, municipal, territorial and local governmental and regulatory authorities applicable to the storage, distribution and sale of the PRODUCTS, including but not limited to the Regulations.

6.2 If in the first fifteen (15) month period of this Agreement (beginning October 1, 2002, and ending December 31, 2003) TEAMM orders and fully pays (both transfer and deferred payments) for [*] bottles of the 16 oz. suspension PRODUCT, KIEL shall reduce any further suspension PRODUCT that is ordered during that fifteen (15) month period by [*]. If TEAMM orders and fully pays (both transfer and deferred payments) for [*] bottles of the 100 ct tablet PRODUCT, KIEL shall reduce any further tablet PRODUCT that is ordered during that initial fifteen (15) month period by [*]. This $[*] reduction in each PRODUCT deferred price after [*] units are sold and fully paid for shall also apply to every twelve (12) month period starting January 1, 2003, after that initial fifteen (15) month period.

6.3 TEAMM shall be required to purchase PRODUCTS from KIEL on an annual basis as set forth in Exhibit “F” attached hereto. If TEAMM fails to purchase and fully pay for products in an annual amount as set forth in said Exhibit “F,” KIEL shall have the right to terminate this contract pursuant to the procedure found in Section 10 herein.

6.4 KIEL agrees during the term of this Agreement to (i) secure and maintain all necessary licenses and permits required to operate and maintain KIEL’s business; and (ii) comply in all material respects with all statutes, laws and regulations of all federal, state, municipal, territorial and local governmental and regulatory authorities applicable to the manufacture, packaging and labeling of the PRODUCTS, including but not limited to the Regulations.

7. Relationship between the Parties. KIEL and TEAMM acknowledge that they are, and shall at all times remain, independent contractors. TEAMM and KIEL and their respective agents, servants, and employees shall under no circumstances be deemed agents or representatives of each other for any purpose whatsoever, unless otherwise agreed to in writing by the parties, and KIEL and TEAMM shall have no authority to enter into any contracts or commitments in the name or on behalf of each other or to bind the other in anyway. Neither party hereto is or shall be deemed to be a franchisee, agent or partner of the other party hereto, and each party covenants and agrees not to make any representation to any person, express or implied, to the contrary.

8. Products Liability Insurance.

8.1 KIEL shall, at its sole cost and expense, carry and maintain in effect at all times during the term hereof a policy or policies of products liability insurance with an independent insurance carrier whose coverage’s and terms and conditions shall be reasonably acceptable to TEAMM. The minimum loss liability limit of such policy(ies) shall be not less than [*] Dollars [*]. Each such policy shall name TEAMM as additional insured and shall provide that the policy shall not be canceled without thirty (30) days’ prior written notice to TEAMM. KIEL shall deliver to TEAMM a certificate of insurance evidencing such coverage upon reasonable request by TEAMM.

8.2 TEAMM shall, at its sole cost and expense, carry and maintain in effect at all times during the term hereof a policy or policies of products liability insurance with such insurance carrier whose coverage’s and terms and conditions shall be reasonably acceptable to KIEL. The minimum loss liability limit of such policy(ies) shall be not less than [*] Dollars [*]. Each such policy shall name KIEL as additional insured and shall provide that the policy shall not be canceled without thirty (30) days prior written notice to KIEL. TEAMM shall deliver to KIEL a certificate of insurance evidencing such coverage upon reasonable request by KIEL.

9. Proprietary Information and Rights.

9.1 The parties acknowledge that TEAMM possesses and will continue to have access to valuable Proprietary Information of KIEL (as defined below), including information which KIEL may develop, generate, discover, or contribute to as a result of or in connection with KIEL’s production of the PRODUCTS for TEAMM under this Agreement, and that KIEL operates in a competitive environment in which the unauthorized dissemination or use of such Proprietary Information could be damaging to KIEL. Therefore, TEAMM shall maintain the Proprietary Information in strict secrecy, and shall not divulge or disclose such information to any third party unless KIEL so shall agree, and TEAMM shall not make any use of this information other than as needed to fulfill its obligation arising hereunder. Any violation of this Section shall cause harm to KIEL, and TEAMM agrees that KIEL may seek any legal or equitable remedy allowed for such breach including but not limited to injunctive relief.

9.2 “Proprietary Information” of KIEL further includes any and all other information and data concerning the PRODUCTS or the business, finances, sales, customers, and/or internal corporate affairs of KIEL (including but not limited to KIEL’s customer lists, sales or marketing data or forecasts, and new PRODUCTS under development) which (i) may be communicated between the parties as a result of or in connection with the manufacture of the PRODUCTS by KIEL; and (ii) derive independent economic value, actual or potential, from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use. “Proprietary Information” does not include information which (i) becomes generally available to the public other than as the result of unauthorized disclosure by TEAMM;

(ii) was known by TEAMM prior to disclosure by KIEL; or (iii) is learned or received by TEAMM on a non-confidential basis from a third party lawfully entitled to possess and disclose such information. Except as may otherwise be strictly required by the Act or the Regulations, upon termination or expiration of this Agreement, TEAMM shall at KIEL’s request promptly return to KIEL any and all files, documents, records, memos, and other tangible, written, printed, graphical, machine-readable and other materials (including all copies thereof) in TEAMM’s possession or under TEAMM’s control which contain or disclose KIEL’s Proprietary Information.

9.3 The parties acknowledge that KIEL possesses and will continue to have access to valuable Proprietary Information of TEAMM (as defined below), including information which TEAMM may develop, generate, discover, or contribute to as a result of or in connection with TEAMM’s distribution of the PRODUCTS for KIEL under this Agreement, and that TEAMM operates in a competitive environment in which the unauthorized dissemination or use of such Proprietary Information could be damaging to TEAMM. Therefore, Kiel shall maintain the Proprietary Information in strict secrecy, and shall not divulge or disclose such information to any third party unless TEAMM so shall agree, and KIEL shall not make any use of this information other than as needed to fulfill its obligations arising hereunder. Any violation of this Section shall cause harm to TEAMM, and KIEL agrees that TEAMM may seek any legal, or equitable remedy allowed for such breach including but not limited to injunctive relief.

9.4 “Proprietary Information” of TEAMM further includes any and all other information and data concerning the PRODUCTS or the business, finances, sales, customers, and/or internal corporate affairs of TEAMM (including but not limited to TEAMM’s customer lists, sales or marketing data or forecasts, and new products under development) which (i) may be communicated between the parties as a result of or in connection with the distribution of the PRODUCTS by TEAMM; and (ii) derive independent economic value, actual or potential, from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use. “Proprietary Information” does not include information which (i) becomes generally available to the public other than as the result of unauthorized disclosure by KIEL; (ii) was known by KIEL prior to disclosure by TEAMM; or (iii) is learned or received by KIEL on a non-confidential basis from a third party lawfully entitled to possess and disclose such information. Except as may otherwise be strictly required by the Regulations, upon termination or expiration of this Agreement, KIEL shall at TEAMM’s request promptly return to TEAMM any and all files, documents, records, memos, and other tangible, written, printed, graphical, machine-readable and other materials (including all copies thereof) in KIEL’s possession or under KIEL’s control which contain or disclose TEAMM’s Proprietary Information.

9.5 TEAMM acknowledges that KIEL is the owner of and has the sole, exclusive rights to the formulation process, (TCT) Tannate Conversion Technology, manufacturing processes, patents or other Proprietary Information under which TEAMM or its distributors and customers may market and sell the PRODUCTS under this exclusive manufacturing and supply agreement.

10. Term/Termination.

10.1 Unless sooner terminated pursuant to the terms hereof, this Agreement shall remain in full force and effect for a period of five (5) years, expiring on August 31, 2007. Upon the written agreement of both parties no later than 60 days prior to the expiration of the Agreement, this Agreement shall automatically renew on an annualized basis until terminated by either party for cause or default.

10.2 This Agreement may be terminated by either party (the “Terminating Party”) with ninety (90) days written notice, to the other party (the “Other Party”) if any one or more of the following events of default should occur:

10.2.1 The Other Party shall have failed in any material respect to fulfill or perform any one or more of the duties, obligations or responsibilities undertaken by or imposed on the Other Party under this Agreement after the Other Party shall have been given written notice of the default and the default shall have continued unremedied (in whole or in part) for a period of fifteen (15) days. Provided, however, that if the default consists of one or more of the specific events of default enumerated in Sections 9.2.2 through 9.2.6 below, the Terminating Party need not give the Other Party 15 days to remedy such default, and the Terminating Party may instead terminate this Agreement immediately upon written notice to the other party.

10.2.2 (i) The Other Party applies for or consents to the appointment of a custodian, receiver, trustee, or liquidator of all or a substantial part of its assets, or makes a general assignment for the benefit of creditors; or (ii) the Other Party files or submits a petition or answer seeking an arrangement with its creditors under any bankruptcy or insolvency law or proceeding; or (iii) any order, judgment or decree is entered against the Other Party, without the application, consent or approval of such party, appointing a custodian, receiver, trustee or liquidator for all or a substantial part of its assets or approving a petition seeking reorganization of such party, and such order, judgment, or decree shall continue unstayed and in effect for a period of sixty (60) days; or (iv) the Other Party fails to remove an involuntary petition in bankruptcy filed against it within forty-five (45) days of the filing thereof; or (v) any order for relief is entered against the Other Party under the United States Bankruptcy Code;

10.2.3 The Other Party shall have failed for any reason to function in the ordinary course of business for a period often (10) consecutive business days;

10.2.4 Submission by the Other Party to the Terminating Party or to any third party of any false or fraudulent statement or notice required or permitted to be given pursuant to this Agreement; or

10.2.5 The commencement of proceedings to dissolve or liquidate the Other Party other than in connection with a permitted assignment of this Agreement by the Other Party to a successor pursuant to Section 14 hereof.

10.2.6 The Other Party’s assignment or attempted assignment of this Agreement or any interests in this Agreement other than in accordance with Section 14 of this Agreement.

11. Arbitration. Any controversy, dispute or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules by a panel of three (3) arbitrators. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction hereof. The prevailing party in any such arbitration proceeding shall be entitled to an award of reasonable attorneys’ fees. Any arbitration held pursuant to this Agreement shall be conducted in Hall County, Georgia.

12. Notices. Any and all notices, elections, demands, requests and responses thereto permitted or required to be given under this Agreement shall be in writing, signed by or on behalf of the party giving the same, and shall be deemed to have been properly given and shall be effective upon being personally delivered or delivered by nationally recognized courier such as Federal Express which maintains a record of receipt and delivery, or three (3) days after being deposited in the United States mail, postage prepaid, registered or certified with return receipt requested, to the other party at the address of such other party set forth below or at such other address within the continental United States as such other party may designate by notice specifically designated as a notice of change of address and given in accordance herewith; provided, however, that the time period in which a response to any such notice, election, demand or request must be given shall commence on the earlier of the date of actual or deemed receipt thereof; and provided further that no notice of change of address shall be effective until the earlier of the date of actual or deemed receipt thereof. Personal delivery to a party or to any officer, agent or employee of such party at said address shall constitute receipt. Rejection or other refusal to accept or inability to deliver because of changed address of which no notice has been received shall also constitute receipt. Any such notice, election, demand, request or response shall be addressed as follows:

If to KIEL, to:	Kiel Laboratories, Inc.
ATTN: Brian T. King, Esq.
Executive Vice President & General Counsel
2225 Centennial Drive
Gainesville, Georgia 30504

If to TEAMM, to:	TEAMM PHARMACEUTICALS, Inc.
ATTN: Martin G. Baum, President, C.E.O. 3000 Aerial Center Parkway, Suite 110 Morrisville, NC 27560

13. Severability. The parties agree that each of the provisions included in this Agreement is separate, distinct and severable from the other and remaining provisions of this Agreement, and that the invalidity or unenforceability of any provision hereof shall not affect the validity or enforceability of any other provision or provisions of this Agreement. Notwithstanding the foregoing, if from any circumstances whatsoever fulfillment of any term or provision of this Agreement shall involve transcending the limit of validity of any applicable law with regard to obligations of like character, then ipso facto the obligation to be fulfilled shall be reduced to the limit of such validity and such obligation shall be fulfilled to the limit of such validity

14. Assignment. Either party shall have the right to assign this Agreement and its rights hereunder to a transferee or successor company which acquires all or substantially all the stock and/or assets of the assigning party by way of a sale or exchange of stock or assets, merger or other corporate reorganization, pursuant to which the acquiring or surviving company will carry on the business of the assigning party to which this Agreement relates, provided that: (i) the assigning party gives written notice of the impending assignment at least thirty (30) business days prior to the date of consummation of the assignment to the non-assigning party, and the non assigning party expressly consents in writing to such assignment. Such consent shall not be withheld unless good cause is shown, and the notified party must respond within fifteen (15) days of notification; and (ii) the assignee executes and delivers to the non assigning party prior to or promptly upon consummation of the assignment a written document duly executed by the assignee whereby the assignee expressly assumes all the obligations of the assigning party under this Agreement and agrees to be bound by all the terms and conditions of this Agreement as a party hereto. If the assignee fails to provide said document assuming the obligations of assignor, the non-assigning party may elect to terminate this Agreement pursuant to the procedure found in Section 10 herein. No assignment of this Agreement shall release the assignor from any of the assignor’s obligations or liabilities hereunder, nor shall any assignment relieve the assignee from the obligation to comply with this Section with respect to any further assignment. Subject to any prohibition or limitation on assignment of this Agreement set forth herein, this Agreement shall inure to the benefit of and be binding upon the parties and their respective successors and assigns. Nothing in this section shall apply to an assignment to a corporate subsidiary.

15. Waiver. The waiver by a party of any breach of this Agreement shall not be effective unless in writing, and no such waiver shall operate or be construed as a waiver of the same or another breach on a subsequent occasion.

16. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Georgia.

17. Entire Agreement. This Agreement and the several exhibits hereto contains the entire agreement of the parties hereto as of the date hereof with respect to the subject matter hereof, and supersedes any and all other prior or contemporaneous agreements and understandings. No amendment or modification of this Agreement shall be valid or binding unless made in writing and signed by the parties hereto.

18. Remedies Cumulative. All rights and remedies of the parties hereto are cumulative, and no one such right or remedy, whether exercised or not, shall be deemed to exclude, limit or prejudice any other rights or remedies which the parties hereto may have.

19. Further Acts. Each party shall, at the request of the other, execute, acknowledge (if appropriate) and deliver whatever additional documents, and do such other acts, as may be reasonably required to accomplish the full intents and purposes of this Agreement.

20. Warranty of Corporate Authority. Each party warrants and represents that it is a corporation duly organized and validly existing under the laws of the jurisdiction specified after its name in the preamble to this Agreement; that it is authorized to execute all its corporate powers, rights and privileges; that it has full right, power and authority to execute, deliver and perform this Agreement; that the execution, delivery and performance of this Agreement by such party has been duly authorized by all requisite corporate action; that the person executing this Agreement on behalf of such party has authority to do so; that neither the execution, delivery or performance of this Agreement violates any law, agreement, regulation, charter, bylaw, order or obligation to which it is subject or by which any of its property is bound; and that this Agreement constitutes its valid and binding obligation.

IN WITNESS WHEREOF, TEAMM and KIEL have each caused this Agreement to be executed by its duly authorized officer as of the date first shown above.

“KIEL”		“TEAMM”

KIEL LABORATORIES, Inc.		TEAMM PHARMACEUTICALS, Inc.

By:	/s/ BRIAN T. KING	By:	/s/ MARTIN G. BAUM
	Brian T. King, Esq. Executive V.P. & General Counsel		Martin G. Baum, President, C.E.O.

/s/ Illegible	/s/ Illegible
Witness	Witness

EXHIBIT “A”

“PRODUCTS”

PRODUCT	STRENGTH	INGREDIENTS
Suspension	[*]	[*]
	[*]	[*]

Tablets	[*]	[*]
	[*]	[*]

EXHIBIT “B”

“TRANSFER PRICE”

TRADE PRODUCT

PRODUCT	SIZE	PRICE
Suspension	16 oz.	$[*]

Tablets	100 ct Bottle	$[*]

EXHIBIT “C”

“TRANSFER PRICE”

SAMPLE PRODUCT

PRODUCT	SIZE	PRICE
Suspension	15mL (In a Bulk Box of 72 Bottles)	$[*] per bottle

Tablets	2 ct Bottle (In a Bulk Box of 72 Bottles)	$[*] per bottle

EXHIBIT “D” “MINIMUM ORDER QUANTITIES”

SUSPENSION	SIZE	UNITS
Trade	16 oz.	[*]

Sample	15 mL	[*]

EXHIBIT “D”

“MINIMUM ORDER QUANTITIES”

TABLETS	SIZE	UNITS
Trade or Sample	[*]	[*]

EXHIBIT “E” “FIRST PURCHASE ORDER”

TRADE PRODUCTS

PRODUCT	SIZE	AMOUNT	COST
Suspension	16 oz.	[*]	$[*]

Tablets	100 ct Bottle	[*]	[*]

		Total:	$[*]

		One-half Due	$[*]

SAMPLE PRODUCTS

Tablets	2 ct Bottle	[*]	$[*]

		Total:	$[*]

		One-half Due	$[*]

		Total Due for First Purchase Order	$[*]

EXHIBIT “F”

“MINIMUM ANNUAL PURCHASE QUANTITIES”

TRADE PRODUCTS

PRODUCT	AMOUNT
Suspension	[*]

Tablets	[*]